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                                                                     EXHIBIT 1.7

                                FIRST AMENDMENT
                                      TO
                            SALES AGENCY AGREEMENT

This First Amendment to Sales Agency Agreement (the "Amendment") is entered into as of this 4th day of March, 1997, by and between CAPSTEAD MORTGAGE
CORPORATION, a Maryland corporation (the "Company"), and PAINEWEBBER INCORPORATED (the "Agent"), as follows:


                                   RECITALS

     WHEREAS, the Company and the Agent have entered into a Sales Agency Agreement dated as of September 17, 1996 (the "Agreement") relating to the sale of 4,500,000 shares of $1.26 Cumulative Convertible Preferred Stock, Series B, par value $0.10 per share; and

     WHEREAS, the Company and the Agent desire to amend the Agreement in the manner set forth herein so as to conform its provisions to the provisions of Regulation M adopted by the Securities and Exchange Commission pursuant to its regulatory authority under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended;

     NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, intending to be legally bound, the parties hereto agree as follows:

     Section 1.  Defined Terms.  Capitalized terms not otherwise defined herein
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shall have the meaning attributed to them in the Agreement.

     Section 2.  Amendment to Section 3 of the Agreement.  Section 3 of the
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Agreement is hereby amended to delete the second paragraph thereof and to replace said second paragraph with the following:

          The Stock, up to the Maximum Amount, is to be sold during one or more pricing periods (each a "Pricing Period"), each Pricing Period consisting of five consecutive calendar days or such lesser number of days as shall be agreed to by the Company and the Agent. The Company and the Agent from time to time will designate Pricing Period(s) and the number of shares of Stock (not to exceed 30,000 shares) to be sold by the Agent during each
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          such Pricing Period (the "Average Market Price Shares"). If the Company does not meet the exemptive provisions set forth in Rule 101(c)(1) of Regulation M of the Exchange Act, the number of Average Market Price Shares and any Additional Shares sold on any day in any Pricing Period shall not exceed 10% of the average daily trading volume of the Stock for the sixty days prior to such Pricing Period. Subject to the terms and conditions hereof, the Agent shall use its best efforts to (i) sell all of the designated Average Market Price Shares during each such Pricing Period, and
          (ii) sell the entire Maximum Amount. The Agent shall sell the shares of Stock only by means of ordinary brokers' transactions on the New York Stock Exchange (the "NYSE"). The Agent shall not solicit or arrange for the solicitation of customer's orders in anticipation of or in connection with such transactions, nor shall it sell short as principal shares of Stock of the Company except in connection with customary market making activities in the Company's outstanding securities. The Agent shall not engage in any special selling efforts or selling methods relating to the Stock within the meaning of Rule 100 of Regulation M of the Exchange Act. The Agent shall calculate on a weekly basis the average daily trading volume of the Stock. If either party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M of the Exchange Act are not satisfied, it shall notify the other party and sales of Stock under this Agreement shall be suspended until such time as the parties mutually agree to recommence sales hereunder. In addition, the Company or the Agent may, upon notice to the other party hereto by telephone (confirmed promptly by telecopy), suspend the offering of Stock; provided, however, that such suspension or termination shall
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          not affect or impair the parties' respective obligations
          with respect to shares of Stock sold hereunder prior to the giving of such notice.

     Section 3.   Counterparts.  This Amendment may be executed on separate
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counterparts, each of which shall be deemed an original and both of which together shall constitute a single agreement.

     Section 4.   Binding Effect.  Except as expressly amended hereby, the
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Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. Any reference to the "Agreement" or the "Sales Agency Agreement" in the Agreement shall be deemed to be a reference to the Agreement as amended hereby.

     Section 5.   Governing Law.  This Amendment shall be governed by, and
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construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.



                                        Capstead Mortgage Corporation


                                        By:_____________________________________
                                           Name:
                                           Title:


                                        PaineWebber Incorporated


                                        By:_____________________________________
                                           Name:
                                           Title:

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